Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statements (Nos. 333-69951, 333-90635, 333-39460, 333-64542, 333-108640, 333-227215, 333-239306, 333-268989, and 333-281345) on Form S-8 of The Hackett Group, Inc. of our reports dated February 28, 2025, relating to the consolidated financial statements, and the financial statement schedule and the effectiveness of internal control over financial reporting of The Hackett Group, Inc., appearing in this Annual Report on Form 10-K of The Hackett Group, Inc. for the year ended December 27, 2024.

/s/ RSM US LLP

Coral Gables, Florida

February 28, 2025